EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							26-006

Date: April 22, 2026	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2026 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $13.4 million, or $(0.09) per diluted share, for the first quarter 2026 compared to net income of $8.3 million, or $0.06 per diluted share, for the fourth quarter 2025 and net income of $3.1 million, or $0.02 per diluted share, for the first quarter 2025.  Net income during the fourth quarter 2025 included a non-cash impairment charge for certain of our oil and gas properties of approximately $18.1 million (pre-tax).

Helix reported Adjusted EBITDA1 of $32.3 million for the first quarter 2026 compared to $73.9 million for the fourth quarter 2025 and $52.0 million for the first quarter 2025.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2026	3/31/2025	12/31/2025
Revenues	$287,946	$278,064	$334,162
Gross Profit	$8,828	$27,538	$50,663
	3%	10%	15%
Net Income (Loss)	$(13,406)	$3,072	$8,270
Basic Earnings (Loss) Per Share	$(0.09)	$0.02	$0.06
Diluted Earnings (Loss) Per Share	$(0.09)	$0.02	$0.06
Adjusted EBITDA[1]	$32,262	$51,985	$73,871
Cash and Cash Equivalents	$501,272	$369,987	$445,196
Net Debt[1]	$(197,511)	$(58,878)	$(137,201)
Cash Flows from Operating Activities	$61,786	$16,442	$113,163
Free Cash Flow[1]	$58,975	$11,954	$107,467

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our first quarter results reflect the expected seasonal slowdown of operations in the North Sea and Gulf of America shelf as well as the costs of the successful workover of our Thunder Hawk field during the quarter.  Nonetheless, we generated $59 million of Free Cash Flow and ended the quarter with over half a billion dollars in cash providing Helix with tremendous opportunities.  While we face ongoing macro uncertainties and softness in some of the markets we serve, the recent commodity price increases have generated improved demand for our services, and recent government actions in the North Sea have provided a regulatory catalyst to spur decommissioning activities by our customers.  Helix continues to expect momentum to build in the offshore market in the latter half of 2026 and into 2027 and is poised to capitalize on those opportunities.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2026	3/31/2025	12/31/2025
Revenues:
Well Intervention	$209,443	$198,374	$181,006
Robotics	62,373	51,042	87,332
Shallow Water Abandonment	21,236	16,818	57,555
Production Facilities	18,736	19,837	17,262
Intercompany Eliminations	(23,842)	(8,007)	(8,993)
Total	$287,946	$278,064	$334,162

Income (Loss) from Operations:
Well Intervention	$10,857	$19,970	$12,269
Robotics	7,773	5,347	19,056
Shallow Water Abandonment	(10,730)	(13,441)	8,560
Production Facilities	(7,909)	6,944	3,548
Long-lived asset impairment	—	—	(18,064)
Corporate / Other / Eliminations	(13,306)	(10,648)	(13,105)
Total	$(13,315)	$8,172	$12,264

Segment Results

Well Intervention

Well Intervention revenues increased $28.4 million, or 16%, during the first quarter 2026 compared to the prior quarter primarily due to increases in the Gulf of America and Brazil.  Revenues in the Gulf of America increased with higher utilization and rates on the Q4000.  The Q5000 had an approximate two-week maintenance period reducing its utilization that was more than offset by higher project-related revenues with its workover of the Thunder Hawk field owned by our Production Facilities segment.  Revenues also increased with our recognition of a full quarter of utilization on the Sea Helix 1, which had lower utilization during the prior quarter as it transitioned to the long-term Petrobras contract.  North Sea revenues were unchanged, with revenues on the Seawell, which resumed operations during the first quarter 2026 after being idle during the prior quarter, nearly entirely offset by lower utilization and lower seasonal rates on the Well Enhancer.  Overall Well Intervention vessel utilization increased to 82% during the first quarter 2026 compared to 72% during the prior quarter.  Well Intervention operating income decreased $1.4 million during the first quarter 2026 compared to the fourth quarter 2025 primarily due to higher project costs associated with the workover of the Thunder Hawk field and vessel reactivation costs and lower margins in the North Sea due to the mix of contracting.

Well Intervention revenues increased $11.1 million, or 6%, during the first quarter 2026 compared to the first quarter 2025.  The increase was primarily due to higher utilization on the Q7000, which was fully utilized during the first quarter 2026 compared to operating for six days during the first quarter 2025 following its mobilization to and docking in Brazil.  Revenues also increased due to the reactivation of the Seawell in 2026, which was idle throughout 2025, and due to higher project-related rates on the Q5000 during its workover of the Thunder Hawk field for our Production Facilities segment.  Revenue increases were partially offset by lower revenues on the Q4000, which generated lower rates compared to higher project-related rates during its operations in Nigeria during the first quarter 2025.  Well Intervention operating income decreased $9.1 million during the first quarter 2026 compared to the first quarter 2025 primarily due to lower profits in the Gulf of America, higher operating costs in Brazil, and lower incremental margins in the North Sea and on the Q7000.

Robotics

Robotics revenues decreased $25.0 million, or 29%, during the first quarter 2026 compared to the prior quarter due to the expected seasonally lower vessel, trenching and ROV utilization.  During the first quarter we commenced operations with the MV Patriot chartered vessel, which replaced the Glomar Wave after being returned to its owner at the end of the fourth quarter 2025.  During the first quarter 2026, total vessel days decreased to 381 days, or 79%, compared to 491, or 91%, during the prior quarter.  Integrated vessel trenching decreased to 122 days and trenching on third-party vessels decreased to 90 days, compared to 134 days and 137 days, respectively, during the prior quarter.  Offsetting lower vessel trenching was an increase in site clearance operations using our IROV boulder grabs, which generated 110 days of utilization during the first quarter 2026 compared to 100 days during the prior quarter.  Overall ROV and trencher utilization decreased to 56% during the first quarter 2026 compared to 58% during the prior quarter.  Robotics operating income decreased $11.3 million compared to the prior quarter primarily due to lower revenues.

Robotics revenues increased $11.3 million, or 22%, during the first quarter 2026 compared to the first quarter 2025.  Revenue increases were primarily due to higher vessel activities and higher overall ROV utilization, offset partially by fewer trenching days and lower project-related revenues during the first quarter 2026.   The first quarter 2026 included 381 total vessel days, or 79%, compared to 244 vessel days, or 67%, during the first quarter 2025.  These improvements were offset partially by a reduction in integrated vessel trenching to 122 days during the first quarter 2026 compared to 135 days during the first quarter 2025.    Robotics operating income increased $2.4 million during the first quarter 2026 primarily due higher revenues during the first quarter 2026.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $36.3 million, or 63%, during the first quarter 2026 compared to the prior quarter.  The decrease in revenues was primarily related to lower seasonal operations in the Gulf of America shelf with lower utilization on vessels including the Epic Hedron, and systems during the first quarter 2026.  Vessel utilization (excluding heavy lift) decreased to 37% during the first quarter 2026 compared to 52% during the prior quarter.  The Epic Hedron heavy lift barge underwent a planned regulatory docking and had no utilization during the first quarter 2026 compared to strong fourth quarter 2025 utilization of 92%.  Plug and Abandonment (“P&A”) and Coiled Tubing (“CT”) systems activity decreased to 369 days, or 16% utilization, during the first quarter 2026 compared to 621 days, or 26% utilization, during the prior quarter.  Shallow Water Abandonment operating income decreased $19.3 million compared to the prior quarter primarily due to lower revenues during the first quarter 2026.

Shallow Water Abandonment revenues increased $4.4 million, or 26%, during the first quarter 2026 compared to the first quarter 2025 primarily due to higher utilization on our vessels and systems during the first quarter 2026.  Vessel utilization (excluding heavy lift), increased to 37% during the first quarter 2026 compared to 31% during the first quarter 2025.  Utilization on P&A and CT systems increased to 369 days, or 16%, during the first quarter 2026 compared to 264 days, or 11%, during the first quarter 2025.  The Epic Hedron was idle during both the first quarters 2025 and 2026.  During the first quarter 2026, two liftboats and three OSVs remained stacked as a cost reduction measure.  Shallow Water Abandonment operating income increased $2.7 million in the first quarter 2026 compared to the first quarter 2025 primarily due to higher revenues.

Production Facilities

Production Facilities revenues increased $1.5 million, or 9%, during the first quarter 2026 compared to the prior quarter primarily due to higher oil and gas production and prices from the Droshky field.  The Thunder Hawk field was shut in during both the current and prior quarters, but a successful workover was completed on the Thunder Hawk field at the end of the first quarter 2026.  Production Facilities generated an operating loss of $7.9 million during the first quarter 2026, a decrease of $11.5 million compared to the prior quarter primarily due to workover costs on the Thunder Hawk field, offset partially by higher revenues, during the first quarter 2026.

Production Facilities revenues decreased $1.1 million, or 6%, during the first quarter 2026 compared to the first quarter 2025 primarily due to lower oil and gas production and prices from the Droshky field.  Production Facilities generated an operating loss of $7.9 million during the first quarter 2026, a decrease of $14.9 million compared to the first quarter 2025 primarily due to workover costs on the Thunder Hawk field and lower revenues during the first quarter 2026.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $22.1 million, or 7.7% of revenue, during the first quarter 2026 compared to $20.3 million, or 6.1% of revenue, during the prior quarter and $19.4 million, or 7.0% of revenue, during the first quarter 2025.  The increase in expenses quarter over quarter was primarily due to higher employee compensation and higher professional service costs during the first quarter 2026.

Other Income and Expense

Other income, net was $0.3 million during the first quarter 2026 compared to other expense, net of $0.5 million during the prior quarter and $0.4 million during the first quarter 2025.  Other income and expense, net primarily includes net foreign currency gains and losses related to our international subsidiaries’ foreign currency positions.

Cash Flows

Operating cash flows were $61.8 million during the first quarter 2026 compared to $113.2 million during the prior quarter and $16.4 million during the first quarter 2025.  Operating cash flows decreased compared to the prior quarter primarily due lower earnings and higher regulatory certification costs on our vessels and systems, offset partially by higher working capital inflows driven by collections of accounts receivable during the first quarter 2026.  Operating cash flows increased compared to the first quarter 2025 primarily due to higher working capital inflows, offset partially by lower earnings during the first quarter 2026.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $8.9 million during the first quarter 2026 compared to $3.7 million during the prior quarter and $17.9 million during the first quarter 2025.

Capital expenditures, which are included in investing cash flows, totaled $2.8 million during the first quarter 2026 compared to $5.7 million during the prior quarter and $4.5 million during the first quarter 2025.

Free Cash Flow was $59.0 million during the first quarter 2026 compared to $107.5 million during the prior quarter and $12.0 million during the first quarter 2025.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $501.3 million at March 31, 2026.  Available capacity under our ABL facility at March 31, 2026, was $113.0 million, and total liquidity was $611.7 million, excluding $2.6 million cash pledged toward our ABL facility.  Consolidated long-term debt was $303.8 million at March 31, 2026, resulting in negative Net Debt of $197.5 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2026 results (see the Investor Relations page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, April 23, 2026, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on the Investor Relations section of Helix’s website.  A replay of the webcast will be available on Helix’s website shortly after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily Adjusted EBITDA, Free Cash Flow and Net Debt.  We define Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization expense, net other income or expense, gains or losses on disposition of assets, long-lived asset impairment losses, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision for (release of) current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures.  Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; future economic or political conditions; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions and joint ventures or other transactions; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; complexities of global political and economic developments, including tariffs; results from mergers, acquisitions, joint ventures, divestitures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2026	2025

	(unaudited)

Net revenues	$287,946	$278,064
Cost of sales	279,118	250,526
Gross profit	8,828	27,538
Selling, general and administrative expenses	(22,143)	(19,366)
Income (loss) from operations	(13,315)	8,172
Net interest expense	(5,229)	(5,706)
Other income (expense), net	298	(357)
Royalty income and other	1,688	1,416
Income (loss) before income taxes	(16,558)	3,525
Income tax provision (benefit)	(3,152)	453
Net income (loss)	$(13,406)	$3,072

Earnings (loss) per share of common stock:
Basic	$(0.09)	$0.02
Diluted	$(0.09)	$0.02

Weighted average common shares outstanding:
Basic	147,163	151,039
Diluted	147,163	152,174

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2026	Dec. 31, 2025
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$501,272	$445,196
Accounts receivable, net	230,112	303,939
Other current assets	87,907	75,857
Total Current Assets	819,291	824,992

Property and equipment, net	1,320,078	1,362,494
Operating lease right-of-use assets	302,926	302,649
Deferred recertification and dry dock costs, net	73,493	74,351
Other assets, net	52,301	51,418
Total Assets	$2,568,089	$2,615,904

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$138,412	$134,287
Accrued liabilities	69,137	94,951
Current maturities of long-term debt	9,394	9,644
Current operating lease liabilities	64,112	60,796
Total Current Liabilities	281,055	299,678

Long-term debt	294,367	298,351
Operating lease liabilities	257,889	260,959
Deferred tax liabilities	104,972	105,571
Other non-current liabilities	72,950	71,433
Shareholders' equity	1,556,856	1,579,912
Total Liabilities and Equity	$2,568,089	$2,615,904

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(in thousands)	3/31/2026	3/31/2025

	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(13,406)	$3,072
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,864	42,482
Deferred certification and dry dock costs	(8,870)	(17,855)
Other non-cash charges	824	1,238
Changes in operating assets and liabilities	39,374	(12,495)
Net cash provided by operating activities	61,786	16,442

Cash flows from investing activities:
Capital expenditures	(2,811)	(4,488)
Net cash used in investing activities	(2,811)	(4,488)

Cash flows from financing activities:
Repayments of long-term debt	(4,763)	(4,537)
Other financing activities	420	(6,538)
Net cash used in financing activities	(4,343)	(11,075)

Effect of exchange rate changes on cash and cash equivalents	1,444	1,078
Net increase in cash and cash equivalents	56,076	1,957
Cash and cash equivalents:
Balance, beginning of year	445,196	368,030
Balance, end of period	$501,272	$369,987

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2026	3/31/2025	12/31/2025

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,406)	$3,072	$8,270
Adjustments:
Income tax provision (benefit)	(3,152)	453	(1,972)
Net interest expense	5,229	5,706	5,580
Depreciation and amortization	43,864	42,482	43,850
Other (income) expense, net	(298)	357	487
Long-lived asset impairment	—	—	18,064
General provision for (release of) current expected credit losses	25	(85)	(408)
Adjusted EBITDA	$32,262	$51,985	$73,871

Free Cash Flow:
Cash flows from operating activities	$61,786	$16,442	$113,163
Less: Capital expenditures, net of proceeds from asset sales	(2,811)	(4,488)	(5,696)
Free Cash Flow	$58,975	$11,954	$107,467

Net Debt:
Long-term debt including current maturities	$303,761	$311,109	$307,995
Less: Cash and cash equivalents	(501,272)	(369,987)	(445,196)
Net Debt	$(197,511)	$(58,878)	$(137,201)